Exhibit 99.1

Magellan Petroleum Signs Definitive Agreement for Sale of Onshore Australia Assets for AUD $35.0 Million

DENVER, February 18, 2014, 2014 //Marketwire/ -- Magellan Petroleum Corporation ("Magellan" or the "Company") (NASDAQ: MPET) announced today that the Company has entered into a definitive agreement (the "Sale Deed") to sell the Palm Valley and Dingo gas fields to Central Petroleum Limited ("Central") (ASX: CTP) through the sale of its wholly owned subsidiary Magellan Petroleum (N.T.) Pty. Ltd. In exchange, Central will pay to Magellan a total of AUD $35.0 million in cash and Central stock. In addition, Magellan will receive bonuses from Central in the event that future gas sales revenues from Palm Valley exceed certain levels.

Of the AUD $35.0 million in consideration, AUD $20.0 million is payable in cash and AUD $15.0 million is payable in Central stock upon transaction completion ("Completion"). The cash consideration will be paid in two tranches: AUD $15.0 million at Completion and AUD $5.0 million on or before April 15, 2014. Completion is expected to occur no later than March 31, 2014, and is subject to certain customary completion conditions.

Central is a Brisbane, Australia based, ASX-listed junior exploration and production company that operates one of the largest holdings of prospective onshore acreage in Australia. Central's acreage includes significant holdings in the Amadeus Basin that immediately surround Palm Valley and Dingo. Pursuant to the terms of the Sale Deed, the AUD $15.0 million of consideration in the form of Central stock will result in the issuance of approximately 39.5 million shares of Central on the Completion date, representing an approximate 11% pro forma ownership in Central's common stock as of today's date. In addition, Magellan will be entitled to appoint one Director to serve on Central’s Board of Directors.

In completing the sale, the Company expects to incur no tax liabilities, approximately AUD $1.0 million of transaction costs, and approximately AUD $2.0 million of related wind-down expenses.

J. Thomas Wilson, president and CEO of the Company, stated: "Over the past two years, we have worked diligently to contract out reserves at Palm Valley and Dingo in an effort to unlock the full potential of our assets. The sale of these gas fields for AUD $35.0 million now validates the soundness of that approach, and shareholders can look forward to a stronger balance sheet and a more focused portfolio of assets as a result. The AUD $20.0 million in cash proceeds from the transaction will allow the Company to fund its share of a first exploratory well in the UK, while maintaining a significant cash balance. By selling Dingo at this time, the Company will avoid the need to finance a AUD $20.0 million development, including necessary gas transportation facilities. The Company will also be able to close its Brisbane, Australia office, reducing consolidated general and administrative expense by between AUD $2.0 million and AUD $3.0 million per year and bringing the Company closer to operating cash flow break-even levels. Finally, we believe that Central is uniquely positioned to be the leading oil and gas company focused on the interior basins of Australia, and that the AUD $15.0 million of consideration in the form of shares in Central represents an attractive investment opportunity with significant upside potential. Through Central and its strong management team, we are confident additional value will be created at Palm Valley and Dingo, and we will be exposed to the unconventional resource potential of central Australia."

For a detailed summary of key terms of the Sale Deed and further information on this transaction, please see the Company's Current Report on Form 8-K filed with the SEC on February 18, 2014.

ABOUT MAGELLAN
Magellan Petroleum Corporation is an independent oil and gas exploration and development company with assets in the US, Australia, and the UK. The Company is primarily focused on the development of a CO2-enhanced oil recovery ("CO2-EOR") program at Poplar Dome in eastern Montana. Historically active in Australia, Magellan operates two gas fields onshore Northern Territory and an exploration block in the Bonaparte Basin, offshore Northern Territory. Magellan also maintains a large acreage position onshore the UK prospective for unconventional shale oil and gas production. Magellan is headquartered in Denver, Colorado. The Company's mission is to enhance shareholder value by maximizing the full potential of existing assets. Magellan routinely posts important information about the Company on its website at www.magellanpetroleum.com.

For further information, please contact:
Matthew Ciardiello, Manager, Investor Relations at 720.484.2404 or IR@magellanpetroleum.com.